Exhibit 99.1

Isle of Capri Casinos, Inc. Receives Requisite Consents in Connection with Consent Solicitation for 7% Senior Subordinated Notes due 2014

St. Louis, Mo., August 7, 2012 - Isle of Capri Casinos, Inc. (Nasdaq: ISLE) (the “Company”) announced today the successful completion of its consent solicitation with respect to its outstanding 7% Senior Subordinated Notes due 2014 (the “2014 Notes”).

On July 24, 2012, the Company commenced a cash tender offer (the “Tender Offer”) for any and all of its outstanding 2014 Notes and a solicitation of consents to eliminate most of the restrictive covenants and events of default in the indenture governing the 2014 Notes (the “Consent Solicitation”).

The Consent Solicitation expired at 5:00 p.m., New York City time, on August 6, 2012 (the “Consent Expiration Time”).  As of the Consent Expiration Time, the Company had received tenders and consents representing $338,218,000 in aggregate principal amount of the outstanding 2014 Notes. The amount of consents received exceeded the consents needed to amend the indenture governing the 2014 Notes. Accordingly, on August 7, 2012, the Company accepted for purchase all such 2014 Notes validly tendered as of the Consent Expiration Time and the Company, the guarantors of the 2014 Notes and U.S. Bank National Association, as trustee, executed a supplemental indenture that eliminates most of the restrictive covenants and events of default in the related indenture.

The Company made a cash payment to the holders who validly tendered 2014 Notes on or prior to the Consent Expiration Time of $1,003 per $1,000 principal amount of 2014 Notes tendered, which includes a consent payment of $20 (the “Consent Payment”) and the tender offer consideration of $983 (the “Tender Offer Consideration”).  The Company funded this payment with a portion of the net proceeds of its previously announced private offering of $350 million 8.875% Senior Subordinated Notes due 2020, which also closed today.

The Tender Offer is scheduled to expire at 12:01 a.m., New York City time, on August 21, 2012 (the “Expiration Time”). Holders who validly tender 2014 Notes after the Consent Expiration Time and prior to the Expiration Time, will be eligible to receive the Tender Offer Consideration, but not the Consent Payment, on the final settlement date, which will occur promptly following the Expiration Time and is expected to be August 22, 2012.

If any 2014 Notes remain outstanding after the consummation of the Tender Offer, the Company expects to redeem such 2014 Notes in accordance with the terms and conditions set forth in the related indenture.

The Company has retained Credit Suisse Securities (USA) LLC to serve as dealer manager and solicitation agent, and D. F. King & Co., Inc. to serve as tender agent and information agent, for the Tender Offer and Consent Solicitation. Requests for the Offer to Purchase and other related materials may be directed to D. F. King & Co., Inc. at (800) 431-9643 or at 48 Wall Street, 22nd Floor, New York, New York

10005 or, if requested by a bank or broker, by calling (212) 269-5550 collect. Questions regarding the Tender Offer and Consent Solicitation may be directed to Credit Suisse Securities (USA) LLC, Attn: Liability Management Group at (800) 820-1653 or by calling (212) 538-2147 collect.

This press release shall not constitute an offer to purchase, or the solicitation of an offer to sell, nor shall there be any offer or sale of, any security in any jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The Tender Offer and Consent Solicitation are being made solely pursuant to the Offer to Purchase and the Letter of Transmittal. None of the Company, Credit Suisse Securities (USA) LLC, or D. F. King & Co., Inc., makes any recommendation that the holders should tender or refrain from tendering all or any portion of the principal amount of their 2014 Notes pursuant to the Tender Offer and Consent Solicitation. Holders must make their own decision as to whether to tender their 2014 Notes.

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About Isle of Capri Casinos, Inc.

Isle of Capri Casinos, Inc. is a leading regional gaming and entertainment company dedicated to providing guests with exceptional experience at each of the 15 casino properties that it owns and operates, primarily under the Isle and Lady Luck brands.  The Company currently owns and operates gaming and entertainment facilities in Mississippi, Louisiana, Iowa, Missouri, Colorado and Florida. The Company is also currently developing a new facility in Cape Girardeau, Missouri and has been licensed to develop a new facility with Nemacolin Woodlands Resort in Western Pennsylvania. More information is available at the Company’s website, www.islecorp.com.

Forward-Looking Statements

This press release may be deemed to contain forward-looking statements, which are subject to change. These forward-looking statements may be significantly impacted, either positively or negatively, by various factors, including, without limitation, licensing and other regulatory approvals, financing sources, development and construction activities, costs and delays, weather, permits, competition and business conditions in the gaming industry. The forward-looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by the statements herein.

Additional information concerning potential factors that could affect the Company’s financial condition, results of operations and expansion projects is included in the filings of the Company with the Securities and Exchange Commission, including, but not limited to, its Form 10-K for the most recently ended fiscal year.

Contacts
For Isle of Capri Casinos, Inc.,
Dale R. Black, Chief Financial Officer-314.813.9327

Jill Alexander, Senior Director Corporate Communication-314.813.9368

SOURCE Isle of Capri Casinos, Inc.